UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 18, 2007

VEECO INSTRUMENTS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-16244 (Commission File Number)	11-2989601 (IRS Employer Identification No.)

100 Sunnyside Boulevard, Suite B, Woodbury, New York 11797 (Address of principal executive offices, including zip code)

(516) 677-0200
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 18, 2007, the Board of Directors of Veeco Instruments Inc. approved a retention arrangement for Edward H. Braun, the Company’s Chairman and Chief Executive Officer.  Mr. Braun had previously announced his intention to transition from his current role as Veeco’s Chairman and Chief Executive Officer to the position of Chairman.  The retention plan is designed as a means of ensuring an effective CEO transition and to provide for continuity of Mr. Braun’s availability to the Company.  The elements of the retention plan are:

•                    A modification to Mr. Braun’s existing employment contract to define service in the role of Chairman and to ensure Mr. Braun’s availability through December 31, 2008 as either fulltime Chairman and CEO or fulltime Chairman (following the hiring of a new CEO).

•                    Mr. Braun’s cash compensation through December 31, 2008 will be at current level (base salary of $650,000 per year, target bonus under the Company’s annual, performance-based management bonus plan to equal 100% of base salary).

•                    The severance benefits provided for in Mr. Braun’s current employment contract will be waived by Mr. Braun in favor of a three-year consulting contract/retainer under which Mr. Braun will be paid consulting fees of $200,000 per year.  The modified employment contract will not provide severance benefits.

•                    Mr. Braun will receive the following equity awards with a grant date of April 27, 2007:

•     250,000 non-qualified stock options (having a 7 year term) and

•     175,000 shares of restricted stock.

These awards will vest one-third on each of the first three anniversaries of the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VEECO INSTRUMENTS INC.

April 24, 2007	By:	/s/ GREGORY A. ROBBINS
Gregory A. Robbins
Senior Vice President and General Counsel